EXHIBIT 10.1

VALENCE TECHNOLOGY, INC.

June 21, 2007

Mr. Carl E. Berg

Berg & Berg Enterprises, LLC

10050 Bandley Drive

Cupertino, CA 95014

Re: Share Purchase

Dear Mr. Berg:

This letter is entered into in connection with an agreement entered into by Berg & Berg Enterprises, LLC. (Berg & Berg) and Valence Technology, Inc. (Valence).

Pursuant to the agreement reached today, Berg & Berg has funded One Million Dollars ($1,000,000.00) to Valence, to purchase 869,565 shares of common stock. The per share price of the common stock sold to Berg & Berg is $1.15 which represents the closing bid price of the common stock on the principal market on June 20, 2007.

Sincerely,

VALENCE TECHNOLOGY, INC.

/s/ Thomas Mezger_____________

Thomas Mezger

Chief Financial Officer

ACCEPTED AND AGREED:

Berg & Berg, LLC

/s/ Carl E. Berg______________